FOR IMMEDIATE RELEASE

Date: Contact:	May 14, 2007 Jeanne Delaney Hubbard 202.772.3747

ABIGAIL ADAMS NATIONAL BANCORP, INC. REPORTS
FIRST QUARTER EARNINGS

Washington, DC - Abigail Adams National Bancorp, Inc. (NASDAQ:AANB) today reported net income for the first quarter ending March 31, 2007 of $682,000, a 4.4% increase over the same period in 2006. Diluted earnings per share were $0.20 for the first quarter of 2007, compared to $0.19 per share for the same period in 2006. The return on average assets was 0.67% and the return on average equity was 9.07%, compared to 0.76% and 9.37%, respectively, reported for the first quarter of 2006. Shareholder value remained strong with book value per share increasing over 8% from the first quarter of 2006 to $8.80 at the end of the first quarter of 2007, while the Company continued to pay dividends each quarter of $0.125 per share.

The Company had significant balance sheet growth when compared to the same quarter in 2006. Total assets were $419.4 million at March 31, 2007, an increase of $66.5 million or 18.8% over the balance at March 31, 2006. Total loans grew over 24% from $251.7 million at March 31, 2006 to $312.8 million at March 31, 2007, during a period in which there was considerable softening of the national commercial real estate market.

Deposits increased over 28%, from $283.3 million at March 31, 2006 to $363.6 million at March 31, 2007. Jeanne Delaney Hubbard, President and CEO of the Company, said, “This achievement is particularly remarkable in such a challenging environment in core deposit generation and retention, and reflects the hard work of our staff and the excitement and recognition generated by our marketing efforts.”

“The continued competition in our markets, however, has continued to reduce our net interest margin, but at March 31, 2007 it still remained healthy at 4.35%. While our non-performing assets increased from the first quarter 2006 to 0.76% of total assets, our asset quality remains acceptable.”

Abigail Adams National Bancorp declared a quarterly dividend of $0.125 per common share paid on March 30, 2007 to shareholders of record on March 15, 2007.

Abigail Adams National Bancorp is a two-bank holding company, majority owned and operated by women. The Company is focused on serving the financial needs of minorities, women, small to mid-sized businesses, and not-for-profit organizations in the Washington, DC and Richmond, Virginia metropolitan areas. All information for the period ended March 31, 2007 has been derived from unaudited financial information.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

SOURCE: Abigail Adams National Bancorp

ATTACHMENT:	Selected Financial Data

Abigail Adams National Bancorp, Inc. & Subsidiaries
Selected Financial Data
March 31, 2007 and 2006
(In thousands, except per share data)

	Three Months Ended:
	3/31/07	3/31/06
EARNINGS:
Interest income	$7,347	$5,667
Interest expense	3,124	1,798

Net interest income	4,223	3,869

Provision for loan losses	85	50
Net interest income after provision for loan losses	4,138	3,819

Noninterest income	410	483
Noninterest expense	3,408	3,222

Income before taxes	1,140	1,080
Provision for income tax expense	458	427

Net income	682	653

Basic earnings per share	$0.20	$0.19
Diluted earnings per share	$0.20	$0.19
Dividends paid on common shares	$0.125	$0.125
Average shares outstanding – basic	3,461,799	3,462,129
Average shares outstanding — diluted	3,465,739	3,468,704
CONSOLIDATED BALANCE SHEET:
Assets:
Cash & due from banks	$13,709	$12,783
Short-term investments	22,044	11,413
Investment securities	63,166	69,640
Loans	312,844	251,672
Less: allowance for loan losses	(4,479)	(4,529)
Other assets	12,129	11,957

Total assets	419,413	352,936

Liabilities:
Deposits	363,554	283,343
Short-term borrowings	4,986	27,168
Long-term debt	16,055	10,983
Accrued expenses & other liabilities	4,351	3,315

Total liabilities	388,946	324,809

Stockholders’ equity:
Capital stock	35	35
Surplus	25,123	24,865
Retained earnings	5,309	3,227

Total stockholders’ equity	30,467	28,127

Total liabilities & stockholders’ equity	419,413	$352,936

OTHER FINANCIAL INFORMATION:
Book value per share	$8.80	$8.12
Return on average assets	0.67%	0.76%
Return on average stockholders’ equity	9.07%	9.37%
Net interest margin	4.35%	4.73%
Allowance for loan losses to loans	1.43%	1.80%
Allowance for loan losses to nonperforming assets	141.00%	625.00%
Ratio of nonperforming assets to total assets	0.76%	0.21%
Ratio of nonperforming assets to loans & OREO	1.01%	0.29%